EXHIBIT 99.1

News Release

November 3, 2015

Ashland Inc. reports preliminary financial results for fourth quarter of fiscal 2015
•	Loss from continuing operations, which includes an actuarial loss on pension, equals $0.88 per diluted share
•	Adjusted earnings from continuing operations grow 14 percent, to $1.62 per diluted share, marking the sixth consecutive quarter of year-over-year growth
•	Adjusted EBITDA equals $265 million; EBITDA margin rises 300 basis points to 20.7 percent

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemicals and, through Valvoline, a premium consumer-branded lubricant supplier, today announced preliminary(1) financial results for the fiscal fourth quarter ended September 30, 2015.

Quarterly Highlights
(in millions except per-share amounts)	Quarter Ended Sept. 30
	2015	2014
Operating loss	$(101)	$(175)
Key items*	279	355
Adjusted operating income*	$178	$180

Adjusted EBITDA*	$265	$272

Diluted earnings (loss) per share (EPS)
From net income	$(0.82)	$0.93

From continuing operations	$(0.88)	$(0.35)
Key items*	2.50	1.77
Adjusted EPS from continuing operations*	$1.62	$1.42

Cash flows provided by operating activities from continuing operations	$248	$176
Free cash flow*	130	79

* See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported a loss from continuing operations of $59 million, or $0.88 per diluted share, on sales of nearly $1.3 billion. These results included six key items that together reduced income from continuing operations by approximately $169 million, net of tax, or $2.50 per diluted share. For the year-ago quarter, Ashland reported a loss from continuing operations of $26 million, or $0.35 per diluted share, on sales of $1.5 billion. There were five key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations by $131 million after tax, or $1.77 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.) For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters.

On an adjusted basis, Ashland’s income from continuing operations in the fourth quarter of fiscal 2015 was $110 million, or $1.62 per diluted share, versus $105 million, or $1.42 per diluted share, for the year-ago quarter. This performance marks another quarter of year-over-year growth in adjusted earnings per share.

Ashland’s results as compared to the year-ago quarter were as follows:
•
In spite of growth in several core product lines, Ashland’s overall sales continued to be negatively affected by the divestiture of non-core product lines, foreign exchange rates and reduced demand in the North American energy market. Together these factors reduced sales by approximately $216 million;

•	As a result of the global restructuring and foreign exchange rates, selling, general and administrative (SG&A) costs declined 1 percent, to $253 million when adjusted for key items; and
•	Adjusted EBITDA margin rose by 300 basis points, to 20.7 percent. This improvement was driven by an increasingly differentiated product mix and margin management.

“The Ashland team delivered another quarter of strong earnings and margin growth as we continued to execute at a high level despite some significant headwinds that have reduced our top-line results,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “Our focus on higher-margin product lines, combined with continued cost discipline and previous share repurchases, contributed to a 14 percent increase in Ashland’s adjusted earnings per share from the prior year. In addition to this strong growth, all three of Ashland’s business units met or exceeded their EBITDA margin expectations for both the fourth quarter and the full year.”

He continued: “Ashland Specialty Ingredients reported its sixth consecutive quarter of year-over-year margin improvement, helped by good growth in its value-added pharmaceutical and hair-care product lines. Within Ashland Performance Materials, composites posted strong year-over-year margin growth as a result of good cost management and its focus on product innovation and application development. Valvoline capped a record year with continued improvement in channel and product mix, strong same-store sales growth at Valvoline Instant Oil ChangeSM (VIOC) and good overall volume growth.”

Ashland generated $130 million of free cash flow in the fourth quarter, compared to $79 million in the year-ago period. These strong results were driven by efficient use of working capital. Wulfsohn said Ashland continues to prioritize the effective allocation of capital through targeted investments in core product line growth and in return of cash to shareholders. These investments have been focused on end markets such as coatings, personal care and pharmaceuticals. During the fourth quarter, Ashland completed the acquisition of AkzoNobel’s patented Zeta FractionTM technology, which broadens Ashland's value-added portfolio in the personal care, pharmaceutical, food and beverage, and agriculture markets.

Reportable Segment Performance
To aid understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Specialty Ingredients reported another quarter of year-over-year EBITDA margin improvement, driven by better business and product mix, good cost control and positive price over cost. EBITDA margin increased 80 basis points to 23.9 percent. Good cost management led to a 3 percent decline in SG&A expenses. Despite growth in several core product lines, overall sales declined 15 percent, to $540 million, largely as a result of weak energy markets, foreign currency and exited product lines. Consistent with the company’s expectations, EBITDA was below prior year.

Within the Consumer Specialties division, pharmaceutical ingredients again led the way with currency-adjusted sales rising 4 percent. Demand was particularly strong for Ashland’s value-added cellulosics, where the company has capitalized on its more differentiated controlled-release chemistries. Overall results within personal care were mixed. Sales declined by a currency-adjusted 3 percent on lower demand from our sun- and oral-care customers. These results were offset by improved demand for Ashland’s hair-care products, where the company is seeing good growth. Within the Industrial Specialties division, sales declined 22 percent due to continued weakness in the North American energy market and the combined impact from exited product lines and foreign currency. Within coatings, Ashland is seeing good volume growth supported by a recent increase in manufacturing capacity. The company also reported growth in its construction additives products.

Looking ahead to the first quarter of fiscal 2016, Specialty Ingredients expects continued growth in the high-value-add, higher-margin areas of the business. However, the business unit expects to face headwinds from currency, continued weakness in energy markets and exited product lines. Specialty Ingredients expects first-quarter sales to be in the range of $490-$510 million, in line with normal seasonality, and EBITDA margins to be in the range of 20-21 percent.

Ashland Performance Materials reported better-than-expected results as the combination of lower raw-material costs, good pricing discipline and the impact of a planned turnaround at a manufacturing facility in the year-ago period led to strong year-over-year margin improvement. EBITDA rose 6 percent, to $33 million, while EBITDA margin climbed 480 basis points, to 12.9 percent. Composites posted strong year-over-year margin growth driven by continued pricing discipline amid a volatile raw-material environment and by its strategic focus on product innovation and application development. Within the Intermediates and Solvents (I&S) division, year-over-year volume growth was offset by weaker product mix and generally soft butanediol pricing. On an as-reported basis, Performance Materials’ sales for the fourth quarter of fiscal 2015 declined 33 percent. However, the impact of divestitures and currency headwinds reduced sales by approximately $90 million, with pricing adjustments reflecting lower raw-material costs within Composites driving the majority of the remaining decline.

For the first quarter of fiscal 2016, Performance Materials expects sales to decline sequentially, consistent with normal seasonality. Softer volumes in Composites are expected to be offset by good pricing discipline, despite lower raw-material costs. As a result, Performance Materials expects sales to be in the range of $230-$250 million and EBITDA margin of 13.5-14.5 percent.

Valvoline reported record fourth-quarter earnings driven by good margin management, continued improvement in channel and product mix, strong same-store sales growth at VIOC and good overall volume growth. EBITDA rose 11 percent, to $97 million, marking the eighth consecutive quarter of year-over-year growth. EBITDA as a percent of sales was 20 percent, an increase of 330 basis points versus the prior year. Total sales declined 7 percent, to $484 million, primarily as a result of currency headwinds and pass-through pricing from lower raw-material costs. Within the Do-it-Yourself (DIY) channel, volume was essentially unchanged. At VIOC, same-store sales rose nearly 9 percent at company-owned sites. In total, VIOC sales at company-owned stores grew 11 percent versus a year ago. Over the past year, VIOC has added 20 stores, bringing the total of company-owned and franchise sites to 942 at the end of September. Within Valvoline’s international channel, volume grew 15 percent, driven by strong execution of channel building efforts in addition to the effect of customer destocking in the year-ago period. Valvoline’s overall mix continued to improve, with U.S. premium-branded lubricant sales volume increasing to 40.7 percent, up from 37.8 percent a year ago.

For the first quarter of fiscal 2016, Valvoline expects continued strong performances across each channel. Sales are expected to be approximately $470-$480 million, in line with normal seasonality. EBITDA margin is expected to be approximately 20 percent.

When adjusted for key items, Ashland’s effective tax rate for the September 2015 quarter was 23 percent. This rate was lower than expected due primarily to discrete items. Looking ahead to fiscal 2016, the company expects its adjusted effective tax rate to be in the range of 24-26 percent.

Update on Ashland’s Plan to Separate into Two Independent, Publicly Traded Companies
In late September, Ashland announced a plan to separate into two independent, publicly traded companies – one focused on specialty chemicals and the other focused on high-performance lubricants. The announcement followed a comprehensive strategic planning review by the company's global leadership team to better understand Ashland's markets, customers and the opportunities for each business to create the most value for shareholders, customers and employees.

The new Ashland will be a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets. Valvoline will focus on building the world's leading engine and automotive maintenance business by providing hands-on expertise to customers in each of its primary market channels. Each company will be a leader in its respective industry, with the capital structure, financial resources and capital allocation strategies to drive greater revenue and earnings growth.

Separation planning and key work streams are well under way. Ashland is in the process of designing each company to succeed. The work is being led by a project management team composed of business and resource group leaders from around the world. Ashland is on track to complete the separation consistent with the previously stated timeline.

“We believe this separation will create tremendous opportunities for each company to focus on a distinct set of strategic objectives and go-to-market priorities,” Wulfsohn said. “The new Ashland will focus on: driving growth in higher-margin, value-added core product lines; leveraging the innovation pipeline by driving new product introductions; enhancing our commercial capabilities; optimizing the business and product portfolio; and taking a disciplined approach to capital investment. Separately, Valvoline will focus on growing its network of Valvoline Instant Oil Change stores, leveraging the Valvoline brand across multiple channels to capture new market share, and expanding its presence in Asia, Europe, Latin America and other international markets. We look forward to sharing more information during Ashland’s investor conference in New York City on November 11.”

He concluded: “The Ashland team executed at a high level to deliver year-over-year earnings and margin growth amid a number of broader economic challenges. We believe Ashland is now poised to take the final step in a more than decade-long transformation. We still have a lot of work ahead of us, but it’s an exciting time as we create two great companies that are positioned for success with the flexibility, strategic focus and financial resources to generate faster, more profitable growth.”

Conference Call Webcast
Ashland will host a live webcast of its fourth-quarter conference call with securities analysts at 9 a.m. EST Wednesday, November 4, 2015. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, adhesives, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three business units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, including the proposed separation of its specialty chemicals and Valvoline businesses, the expected timetable for completing the separation, the future financial and operating performance of each company, strategic and competitive advantages of each company, the leadership of each company, and future opportunities for each company, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the possibility that the proposed separation will not be consummated within the anticipated time period or at all, including as the result of regulatory market or other factors; the potential for disruption to Ashland’s business in connection with the proposed separation; the potential that the new Ashland and Valvoline do not realize all of the expected benefits of the separation,  Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); the global restructuring program (including the possibility that Ashland may not realize the anticipated revenue and earnings growth, cost reductions and other expected benefits from the program); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as result of new information, future event or otherwise.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-K is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries.
TM Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2015	2014	2015	2014

Sales	$1,280	$1,538	$5,387	$6,121
Cost of sales	970	1,227	3,814	4,605
GROSS PROFIT	310	311	1,573	1,516
Selling, general and administrative expense	383	466	1,028	1,358
Research and development expense	36	27	110	114
Equity and other income	8	7	23	2
OPERATING INCOME (LOSS)	(101)	(175)	458	46
Net interest and other financing expense	38	42	174	166
Net gain (loss) on divestitures	3	-	(115)	4
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(136)	(217)	169	(116)
Income tax benefit	(77)	(191)	(22)	(188)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(59)	(26)	191	72
Income from discontinued operations (net of taxes)	4	94	118	161

NET INCOME (LOSS)	$(55)	$68	$309	$233

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations	$(0.88)	$(0.35)	$2.78	$0.93
Income from discontinued operations	0.06	1.28	1.70	2.07
Net income (loss)	$(0.82)	$0.93	$4.48	$3.00

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	67	73	69	78

SALES
Specialty Ingredients	$540	$635	$2,263	$2,498
Performance Materials	256	383	1,157	1,582
Valvoline	484	520	1,967	2,041
	$1,280	$1,538	$5,387	$6,121

OPERATING INCOME (LOSS)
Specialty Ingredients	$39	$61	$239	$253
Performance Materials	19	7	87	7
Valvoline	87	77	359	323
Unallocated and other	(246)	(320)	(227)	(537)
	$(101)	$(175)	$458	$46

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	September 30	September 30
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$1,257	$1,393
Accounts receivable	961	1,202
Inventories	706	765
Deferred income taxes	155	118
Other assets	169	83
Total current assets	3,248	3,561

Noncurrent assets
Property, plant and equipment
Cost	4,144	4,275
Accumulated depreciation	1,962	1,861
Net property, plant and equipment	2,182	2,414

Goodwill	2,486	2,643
Intangibles	1,142	1,309
Restricted investments	285	-
Asbestos insurance receivable	180	433
Equity and other unconsolidated investments	65	81
Other assets	476	479
Total noncurrent assets	6,816	7,359

Total assets	$10,064	$10,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$326	$329
Current portion of long-term debt	55	9
Trade and other payables	573	674
Accrued expenses and other liabilities	494	675
Total current liabilities	1,448	1,687

Noncurrent liabilities
Long-term debt	3,348	2,911
Employee benefit obligations	1,076	1,468
Asbestos litigation reserve	661	701
Deferred income taxes	89	110
Other liabilities	405	460
Total noncurrent liabilities	5,579	5,650

Stockholders’ equity	3,037	3,583

Total liabilities and stockholders' equity	$10,064	$10,920

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2015	2014	2015	2014
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income (loss)	$(55)	$68	$309	$233
Income from discontinued operations (net of taxes)	(4)	(94)	(118)	(161)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	86	112	341	393
Debt issuance cost amortization	1	3	18	14
Deferred income taxes	(40)	(274)	(57)	(294)
Equity income from affiliates	(3)	(4)	(15)	(25)
Distributions from equity affiliates	4	7	22	14
Stock based compensation expense	8	8	30	34
Loss on early retirement of debt	1	-	9	-
Gain on available-for-sale securities	(2)	-	(3)	-
Net loss (gain) on divestitures	(3)	-	115	(4)
Impairments of equity investments and in-process
research and development	11	4	25	63
Pension contributions	(18)	(11)	(610)	(38)
Losses on pension and other postretirement plan remeasurements	246	317	255	438
Change in operating assets and liabilities (a)	16	40	(232)	(87)
Total cash provided by operating activities from continuing operations	248	176	89	580

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(118)	(97)	(265)	(248)
Proceeds (uses) from disposal of property, plant and equipment	1	(3)	3	3
Purchase of operations - net of cash acquired	(8)	-	(13)	-
Proceeds from sale of operations or equity investments	28	-	161	92
Proceeds from sales of available-for-sale securities	-	-	315	-
Purchase of available-for-sale securities	-	-	(315)	-
Funds restricted for specific transactions	-	(15)	(320)	(15)
Reimbursement from restricted investments	6	-	6	-
Proceeds from the settlement of derivative instruments	1	-	18	-
Payments from the settlement of derivative instruments	(2)	-	(7)	-
Total cash used by investing activities from continuing operations	(92)	(115)	(417)	(168)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	-	-	1,100	-
Repayment of long-term debt	(64)	-	(623)	(11)
Premium on long-term debt repayment	(1)	-	(9)	-
Proceeds (repayment) from short-term debt	95	(36)	(3)	22
Repurchase of common stock	-	(829)	(397)	(954)
Debt issuance costs	-	-	(9)	-
Cash dividends paid	(26)	(24)	(98)	(103)
Excess tax benefits related to share-based payments	-	3	9	12
Total cash provided (used) by financing activities from continuing operations	4	(886)	(30)	(1,034)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	160	(825)	(358)	(622)
Cash provided (used) by discontinued operations
Operating cash flows	(17)	15	245	63
Investing cash flows	6	1,635	24	1,608
Effect of currency exchange rate changes on cash and
cash equivalents	(5)	(2)	(47)	(2)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	144	823	(136)	1,047
Cash and cash equivalents - beginning of period	1,113	570	1,393	346
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,257	$1,393	$1,257	$1,393

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$62	$82	$244	$262
Performance Materials	14	19	59	91
Valvoline	10	10	38	37
Unallocated and other	-	1	-	3
	$86	$112	$341	$393
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$76	$60	$171	$159
Performance Materials	17	16	33	38
Valvoline	19	17	45	36
Unallocated and other	6	4	16	15
	$118	$97	$265	$248

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2015	2014	2015	2014
SPECIALTY INGREDIENTS
Sales per shipping day	$8.4	$9.9	$8.9	$9.9
Metric tons sold (thousands)	78.1	91.1	324.3	355.2
Gross profit as a percent of sales (a)	32.3%	29.8%	32.4%	31.2%
PERFORMANCE MATERIALS
Sales per shipping day	$4.0	$6.0	$4.6	$6.3
Metric tons sold (thousands)	110.6	145.1	476.6	591.1
Gross profit as a percent of sales (a)	19.3%	13.3%	18.8%	13.1%
VALVOLINE
Lubricant sales (gallons)	43.5	41.5	167.4	162.6
Premium lubricants (percent of U.S. branded volumes)	40.7%	37.8%	40.2%	37.1%
Gross profit as a percent of sales (a)	35.8%	31.1%	35.6%	31.8%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended September 30, 2015
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$(3)	$-	$-	$(3)	$(6)
Impairment of IPR&D assets	(11)	-	-	-	(11)
Customer claim	(13)	-	-	-	(13)
Environmental reserve adjustment	(3)	-	-	-	(3)
Losses on pension and other postretirement plan remeasurements	-	-	-	(246)	(246)
All other operating income	69	19	87	3	178
Operating income (loss)	39	19	87	(246)	(101)

NET INTEREST AND OTHER FINANCING EXPENSE				38	38

NET GAIN ON DIVESTITURES				3	3

INCOME TAX EXPENSE (BENEFIT)
Key items				(104)	(104)
Discrete items				(6)	(6)
All other income tax expense				33	33
				(77)	(77)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$39	$19	$87	$(204)	$(59)

	Three Months Ended September 30, 2014
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$(19)	$(1)	$-	$(9)	$(29)
Impairment of IPR&D assets	(4)	-	-	-	(4)
Losses on pension and other postretirement plan remeasurements	-	-	-	(317)	(317)
Legal reserve charge	-	(5)	-	-	(5)
All other operating income	84	13	77	6	180
Operating income (loss)	61	7	77	(320)	(175)

NET INTEREST AND OTHER FINANCING EXPENSE				42	42

INCOME TAX EXPENSE (BENEFIT)
Key items				(124)	(124)
Discrete items				(100)	(100)
All other income tax expense				33	33
				(191)	(191)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$61	$7	$77	$(171)	$(26)

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
Free cash flow (a)	2015	2014	2015	2014
Total cash flows provided by operating activities
from continuing operations	$248	$176	$89	$580
Adjustments:
Additions to property, plant and equipment	(118)	(97)	(265)	(248)
Discretionary contribution to pension plans	-	-	500	-
Free cash flows	$130	$79	$324	$332

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	September 30
Adjusted EBITDA - Ashland Inc.	2015	2014
Net income (loss)	$(55)	$68
Income tax benefit	(77)	(191)
Net interest and other financing expense	38	42
Depreciation and amortization (a)	84	92
EBITDA	(10)	11
Income from discontinued operations (net of taxes)	(4)	(94)
Operating key items (see Table 5)	279	355
Adjusted EBITDA	$265	$272

Adjusted EBITDA - Specialty Ingredients
Operating income	$39	$61
Add:
Depreciation and amortization (a)	60	63
Key items (see Table 5)	30	23
Adjusted EBITDA	$129	$147

Adjusted EBITDA - Performance Materials
Operating income	$19	$7
Add:
Depreciation and amortization (a)	14	18
Key items (see Table 5)	-	6
Adjusted EBITDA	$33	$31

Adjusted EBITDA - Valvoline
Operating income	$87	$77
Add:
Depreciation and amortization	10	10
Key items (see Table 5)	-	-
Adjusted EBITDA	$97	$87

(a)
Depreciation and amortization excludes accelerated depreciation of $2 million for Specialty Ingredients for the three months ended September 30, 2015 and asset impairment charges of $19 million for Specialty Ingredients and accelerated depreciation of $1 million for Performance Materials for the three months ended September 30, 2014, which are displayed as key items within this table.